                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                       INFORMATION ARCHITECTS CORPORATION
                           (Exact Name of Registrant)

       North Carolina                                      87-0399301
(State or other jurisdiction                             (IRS Employer
of incorporation or organization)                      Identification No.)

                      1541 N. Dale Mabry Highway, Suite 201
                                 Lutz, FL 33558
              (Address and Zip Code of Principal Executive Offices)

                                 Wayne J. Thomas
                            4064 Colony Rd. Suite 100
                               Charlotte, NC 28201
                     (Name and Address of agent for service)

                        ________________________________
          Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE
------------------------- ------------------- --------------------------- ---------------------------- ---------------
 Title of securities to      Amount to be     Proposed maximum offering   Proposed maximum aggregate     Amount of
     be registered            registered           price per share              offering price          registration
                                                                                                            fee
------------------------- ------------------- --------------------------- ---------------------------- ---------------
Common                        6,500,000                 $0.25                     $1,625,000              $131.46
------------------------- ------------------- --------------------------- ---------------------------- ---------------
Options for Common             500,000                  $1.00                      $500,000                $40.45
Shares
------------------------- ------------------- --------------------------- ---------------------------- ---------------
Options for Common             500,000                   2.50                     $1,250,000              $101.13
Shares
------------------------- ------------------- --------------------------- ---------------------------- ---------------

            PART I - INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.  Plan Information

This Prospectus is part of a Registration Statement which registered an aggregate 6,500,000 shares of no par value, common stock, and options for an addition 1,000,000 shares of no par value, common stock, of Information
Architects Corporation (the "Company") which may be issued as set forth herein to the following named persons:

                 NAME                                          NUMBER OF SHARES
                 William Craig                                 2,700,000
                 Douglas Dahms                                 3,000,000
                 Jeffery Spanier                               500,000 Options
                 Bruce Baker                                   250,000
                 Bruce Baker                                   500,000 Options
                 Adam Wasserman                                25,000
                 Roland Breton                                 525,000

On September 5, 2003, Agreements were entered into with William Craig, Douglas
Dahms, Jeffery Spanier, Bruce Baker, Adam Wasserman and Roland Breton
(collectively, the "Consultants") pursuant to consulting agreements
(collectively, the "Consulting Agreements") for consulting services. The Company has been advised by Consultant that they may sell all or a portion of their shares of common stock from time to time through securities brokers/dealers only at current market prices and that no commissions or compensation will be paid in connection therewith in excess of customary brokers commissions. Consultants and the brokers and dealers through whom sales of the shares are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, (the "Securities Act"), and any profits realized by them on the sale of the shares may be considered to be underwriting compensation.

No other person is authorized to give any information or make any representation not contained or incorporated by reference in this Prospectus, in connection with the offer contained in this Prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

================================================================================
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
================================================================================

This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

Item 2.  Registration Information and Employee Plan Annual Information

THE COMPANY HREBY UNDERTAKES TO FURNISH WITHOUT CHARGE TO EACH SUCH PERSON TO
WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON,
A COPY OF ANY OR ALL OF THE DOCUMENTS DESCRIBED IN ITEM 3, PART II OF THIS
REGISTRATION STATEMENT, OTHER THAN EXHBITIS TO SUCH DOCUMENTS. REQUEST SHOULD BE
ADDRESSED TO MICHAEL L. WEINSTEIN, 1541 N. DALE MABRY HIGHWAY, SUITE 201 LUTZ,
FL 33558m (813) 909-4000

          PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The Company has filed the following documents with the Securities and Exchange
Commission:

(a)      Annual Report on Form 10KSB filed May 9, 2003

(b)      Current Report on Form 8-K filed August 21, 2003;  Current Report on
         Form 8-K filed June 16, 2003;  Current Report on Form 8-K filed May 5,
         2003; Current Report on Form 8-K filed April 22, 2003;  Quarterly
         Report on Form 10-QSB filed August 19, 2003 and Amended August 21,
         2003; Quarterly Report on Form 10-QSB filed May 20, 2003

All Documents filed by the Company pursuant to section 13, or 15(d) of the
Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offer3ed have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in an other subsequently filed document which also is incorporate or deemed to be incorporated by reference herein modified or superceded such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this
Prospectus.

The Company's Common Stock trades on the OTC Bulletin Board under the symbol
IACH.

Item 4.  Description of Securities

The Company's is authorized to issue 50,000,000 shares of Common Stock, par value $.001, and 1,000,000 shares of Preferred Stock, par value $.001. The presently outstanding shares of Common and Preferred Stock are fully paid and non-assessable.

COMMON STOCK
As of June 30, 2003, approximately 26,370,993 shares of Common Stock were issued and outstanding.

PREFERRED STOCK
As of June 30, 2003, approximately 290,850 shares of Preferred Stock were issued and outstanding.

VOTING RIGHTS.
Holders of Shares are entitled to cast one vote for each share held of record at all shareholders meetings for all purposes.

DIVIDEND RIGHTS.
There are currently no limitations or restrictions upon the rights of the Board of Directors to declare dividends, and may pay dividends on shares of stock in cash, property, or our own shares, except when we are insolvent or when the payment thereof would render us insolvent subject to the provisions of the North
Carolina Statutes. We have not paid dividends to date, and we do not anticipate that we will pay any dividends in the foreseeable future.

LIQUIDATION RIGHTS
Upon liquidation or dissolution, each outstanding Common Share will be entitled to share equally in the Company's assets legally available for distribution to shareholders after the payment of all debts and other liabilities

PREEMPTIVE RIGHTS.
Except as may otherwise be provided by the Board of Directors, no holder of any shares of the stock of the Corporation, shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares or stock of the
Corporation of any class now or hereafter authorized, or nay securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase, or otherwise acquire such shares.

DISSENTERS' RIGHTS
Under current North Carolina law, a shareholder is afforded dissenters' rights which, if properly exercised, may require the Company to purchase his shares dissenters' rights commonly arise in extraordinary transactions such as mergers, consolidations, reorganizations, substantial asset sales, liquidating distributions, and certain amendments to the Company's certificate of incorporation.

Item 5.  Interest of Named Experts and Counsel

None.

Item 6.  Indemnification of Directors and Officers

Our Bylaws provide for indemnification of each person who is or was a director and officer of the corporation to the fullest extent permitted or authorized by current or future legislation or judicial or administrative decision in North
Carolina against all fines, liabilities, costs and expenses, including attorneys' fees, arising out of his or her status as a director, officer, agent, employee or representative.

Insofar as indemnification for liabilities arising under the Securities Act of
1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

The following documents are filed as Exhibits to this Registration Statement:

          Exhibit No.               Document Title
          5                         Opinion Regarding Legality
          23.1                      Consent of Accountant
          23.2                      Consent of Attorney (Included in Exhibit 5)
          99.1                      Consulting Agreement dated September 5, 2003
          99.2                      Consulting Agreement dated September 5, 2003
          99.3                      Consulting Agreement dated September 5, 2003
          99.4                      Consulting Agreement dated September 5, 2003
          99.5                      Consulting Agreement dated September 5, 2003
          99.6                      Consulting Agreement dated September 5, 2003

Item 9.  Undertakings

The undersigned registrant hereby undertakes:

(a)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)      That, for the purpose of determining any liability under the Securities
         Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) of the Securities Exchange Act of 1934
(and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that t claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized at _____________________________, on ____________________, 2003.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

INFORMATION ARCHITECTS CORPORATION

/s/ Michael L. Weinstein
    Michael L. Weinstein, CEO